Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statements (Form S-8 Nos. 333-56798 and 333-90136) pertaining to the BankAtlantic Bancorp, Inc. Amended and Restated 2001 Stock Option Plan, and

2)	Registration Statements (Form S-8 Nos. 333-127501 and 333-159808) pertaining to the BankAtlantic Bancorp, Inc. 2005 Restricted Stock and Option Plan, as amended;

of our report dated March 28, 2012, with respect to the consolidated financial statements of Bluegreen Corporation as of December 31, 2011 and 2010 and for the three years in the period ended December 31, 2011 included as an exhibit to the BBX Capital Corporation Current Report (Form 8-K) filed with the Securities and Exchange Commission on June 17, 2013.

/s/ Ernst & Young LLP

 Certified Public Accountants

Boca Raton, Florida
June 17, 2013